Exhibit 10.2
EXHIBIT II
FY2017 FORM OF PERFORMANCE SHARE AWARD AGREEMENT

Air Products and Chemicals, Inc. (the “Company”)
Performance Share Award Agreement

Company Confidential Communication to: «Participant Name»

You have been granted a Performance Share award under the Air Products and Chemicals, Inc. Long-Term Incentive Plan (the “Plan”).

Your FY2017 award consists of «Shares Granted» Deferred Stock Units with a three year performance period, each Unit (a “Performance Share”) being equivalent in value to one share of Common Stock.

Your FY2017 Performance Share Award is subject to and contingent upon your agreement to the attached conditions described in Exhibit A. Please read these conditions carefully, particularly the descriptions of “Restrictive Covenants”. This letter, together with its Exhibits, constitutes the agreement governing your FY2017 Performance Share Award (“Award Agreement”). Your FY2017 Performance Share Award is also at all times subject to the applicable provisions of the Long-Term Incentive Plan and to any determinations made by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) or its delegate, with respect to your FY2017 Performance Share Award as contemplated or permitted by the Plan or the Conditions.

Neither your FY2017 Performance Share Award, this Award Agreement or the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your FY2017 Performance Share Award to vest, become exercisable, be earned or be paid out. Except as otherwise indicated all capitalized words used in this Award Agreement have the meanings described in the Plan.

WITNESSETH the due execution of this Award Agreement effective as of the 1st day of December 2016 intending to be legally bound hereby.

AIR PRODUCTS AND CHEMICALS, INC.

By:

Seifi Ghasemi

Exhibits

EXHIBIT A

FY2017 AWARDS UNDER THE PLAN ARE SUBJECT TO THE FOLLOWING CONDITIONS:

In the event the Company determines, in its sole discretion, that you have violated the Restrictive Covenants set forth in Paragraph 1, at any time during your employment, or within one year after termination of your employment from the Company or any Subsidiary, the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of providing actual damages or posting of a bond, (ii) damages equal to an equitable accounting of all earnings, profits and other benefits arising from such violation of Paragraph 1 and (iii) subject to the requirements of Section 409A of the Internal Revenue Code, cancel, not deliver, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised or deferred Awards outstanding under the Plan, and any exercise, payment or delivery of an Award or shares of Company Common Stock pursuant to an Award may be recouped by the Company within twelve months after such exercise, payment or delivery. In the event of any such reversion, you shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms as may be required by the Company, and the Company shall be entitled to set off against the amount of any such gain or payment any amount owed to you by the Company or any Subsidiary.

1.	Restrictive Covenants.

(a)	Definitions. For purposes of this Paragraph 1, the following words shall have the following definitions.

(i)
“Affiliate” of a specified Person shall mean any Person which is under common control with the specified Person, or of which the specified Person is an executive officer, manager, trustee, executor or similar controlling Person.

(ii)	“Company” shall be deemed to include Air Products and Chemicals, Inc. and the subsidiaries and Affiliates of Air Products and Chemicals, Inc.

(iii)
“Business of the Company” means the production, manufacturing and distribution of industrial gases, including atmospheric and process gases; the designing and manufacturing of equipment for the production, processing, purification distribution or storage of gases or for natural gas liquefaction; and any other line of business conducted, developed or being developed by the Company during your employment with the Company, in each case, in which you are or were involved during the course of your employment with the Company or about which you possess Confidential Information.

(iv)
“Confidential Information” means any non-public, proprietary confidential or trade secret information of the Company and/or its customers, including but not limited to, business processes, know-how, practices, methods, plans, research, operations, services, strategies, techniques, formulae, manuals, data, notes, diagrams, customer or vendor information, pricing or cost information, product plans, designs, experimental processes and inventions.

(v)	“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship or other business organization.

(vi)
“Provide Services” means to directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, participate in, serve on the board of directors of, consult with, contribute to, hold a security interest in, render services for, give advice to, provide assistance to or be otherwise affiliated or associated with.

(vii)
“Restricted Area” means any country in which you worked during your employment with the Company, over which you had supervisory responsibility for the Business of the Company while employed by the Company, or with respect to which you have Confidential Information pertaining to the Business of the Company.

(b)	Acknowledgment.

(i)
You acknowledge and agree that (A) the Business of the Company is intensely competitive and that your employment with the Company has required you to have access to, and knowledge of, Confidential Information, which is of vital importance to the success of the Business of the Company; (B) the use, disclosure or dissemination of any Confidential Information, except on behalf of the Company, could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Business of the Company; and (C) the Company is engaged in business, and has customers, throughout the world.

(ii)
You further understand and acknowledge that the Company invests in customer relationships and as a result, has developed and will develop considerable goodwill with and among its customers. You agree that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill, and that the Company would not have provided the good and valuable consideration set forth in this Award Agreement in absence of such restrictions. You further understand and acknowledge that the Company will be irreparably harmed if you violate the restrictive covenants below.

(c)	Confidential Information.

(i)
You hereby expressly acknowledge and agree that the obligations in this Award Agreement are in addition to, and shall not supersede, the obligations you may have pursuant to other agreements with the Company, including, without limitation, your obligations under your Employee Patent and Confidential Information Agreement, entered when you were employed by the Company, which shall continue to apply in accordance with its terms.

(ii)
You agree that you have and will at all times hereafter, (A) treat all Confidential Information as strictly confidential; and (B) not directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any Person who is not authorized by the Company to know such Confidential Information in the furtherance of the Company’s business.

(d)
Non-Disparagement. You agree not to directly or indirectly make, or cause to be made, any statement, observation or opinion that disparages or impugns the business or reputation of the Company, its products, services, agents or employees.

(e)
Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal, and (II) do not disclose the trade secret, except pursuant to court order.  Nothing in this Award Agreement, or any other agreement you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Award Agreement or any other agreement you have with the Company shall prohibit or restrict you from making any disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(f)
Return of Company Property. You represent that upon request from the Company at any time and, without request, upon termination of your employment with the Company for any reason, you will deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Confidential Information, which is in your possession, custody and control, whether made or compiled by you or furnished to you by virtue of your employment with the Company. You further represents that you will deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment and other property furnished to you by virtue of your employment with the Company.

(g)
Notice. You agree that during your employment with the Company and for one year after your employment with the Company terminates for any reason, you will give the Company ten (10) business days’ written notice of your intention to Provide Services to any other Person that engages in or is preparing to engage in the Business of the Company within the Restricted Area. Such written notice must provide sufficiently detailed information so as to allow the Company to determine if you will be in breach of this Award Agreement if you Provide Services to such other Person.

(h)
Non-Competition. During your employment by the Company and for one year after your employment with the Company terminates for any reason, you agree that you will not Provide Services to any Person, other than the Company, that engages in or is preparing to engage in the Business of the Company within the Restricted Area, unless (i) such other Person also engages in lines of business that are separate, distinct and divisible from the Business of the Company, (ii) you do not Provide Services, Confidential Information or strategy to the Business of the Company conducted by such other Person, and (iii) you do not attend meetings where the Business of the Company conducted by such other Person is discussed or where you could, even inadvertently, disclose Confidential Information. Your passive ownership of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of this paragraph.

(i)
Non-Solicitation; Non-Interference. During your employment by the Company and for one (1) year after your last day of employment with the Company, you also agree that you will not, directly or indirectly without the prior written consent of the Company:

(i)
encourage, persuade, induce, or attempt to encourage or persuade or induce, any person who is an employee at the grade level of 118 or above, an officer, or a director of the Company, in each case, to terminate such relationship with the Company; or hire or engage, participate in the hiring or engagement of, or solicit or make an offer of employment or engagement to any employee at the grade level of 118 or above, officer or director of the Company who was employed or engaged by the Company as of your last day of employment with the Company.

(ii)
on behalf of any Person engaged in the Business of the Company (other than the Company) solicit, contact, or attempt to solicit or contact any current, former or prospective customer of the Company whom you had contacted within the twenty-four (24) months prior to your last day of employment with the Company or about whom you have any Confidential Information.

(iii)
encourage or persuade, or attempt to encourage or persuade any (A) customer of the Company, (B) potential customer of the Company during the last twenty-four (24) months of your employment with the Company with which or with whom you knew to be such a potential customer, or (C) prior customer of the Company, in each case, not to do business with the Company or to reduce the amount of business it is doing or might do in the future with or through the Company.

(j)
Tolling. If you violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which you cease to be in violation of such obligation.

(k)
Successors and Assigns. This Paragraph 1 shall inure to the benefit of the successors and assigns of the Company and therefore the Company may assign this Paragraph 1, without your consent to, including but not limited to, any of its subsidiaries or affiliates or to any successor (whether by merger, purchase, bankruptcy, reorganization or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

2.
Interpretation. All determinations regarding the interpretation, construction, enforcement, waiver, or modification of this Award Agreement and/or the Plan shall be made in the Company’s sole discretion and shall be final and binding on you and the Company. Determinations made under this Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

3.
Conflict. If any of the terms of this Award Agreement in the opinion of the Company conflict or are inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Award Agreement to be consistent with applicable laws or regulations.

4.
Personal Data. You understand and acknowledge that the Company holds certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about you. You hereby provide explicit consent to the Company and any Subsidiary to process any such personal data and sensitive personal data. You also hereby provide explicit consent to the Company and any Subsidiary to transfer any such personal data and sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any third party providing services to the Company in connection with the administration of the Plan.

5.
Plan Documents. By accepting this award, you acknowledge having received and read the Plan Prospectus, and you consent to receiving information and materials in connection with this Award or any subsequent awards under the Company’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Website access, and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you. This Award Agreement and the Plan, which is incorporated herein by reference, constitute the entire agreement between you and the Company regarding the terms and conditions of this Award.

6.
Jurisdiction; Governing Law. The parties agree that upon any violation of this Award Agreement, suit may be brought, and the parties consent to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or in any court of general jurisdiction in Allentown, Pennsylvania; the parties consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; and waive any objection which either party may have to the laying of venue of any such suit, action or proceeding in any such court. This Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to its principles of conflict of law. The parties also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers with respect thereto. EACH PARTY HERETO IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT.

7.
Modification; Severability. If any court of competent jurisdiction finds any provision of this Award Agreement, and particularly the covenants set forth in Paragraph 1, or portion thereof, to not be fully enforceable, it is the intention and desire of the parties that the provision be fully enforced to the extent the court finds them enforceable and, if necessary, that the court modify any provisions of this Award Agreement to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent. To the extent that such provisions cannot be modified, it is the intention of the parties that the provisions be severable and that the invalidity of any one or more provisions of this Award Agreement shall not affect the legality, validity and enforceability of the remaining provisions of this Award Agreement. If Paragraph 1 is unenforceable in its entirety, then this Award Agreement shall be considered null and void ab initio.

8.
Waiver. The failure of the Company to enforce any terms, provisions or covenants of this Exhibit shall not be construed as a waiver of the same or of the right of the Company to enforce the same. Waiver by the Company of any breach or default by you of any term or provision of this Exhibit shall not operate as a waiver of any other breach or default.

9.
No Contract. Neither your FY2017 Performance Share Awards, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Awards to vest or become exercisable.

EXHIBIT B

PERFORMANCE SHARES

Grant of Performance Shares. Performance Shares are granted to you subject to the terms of the Air Products and Chemicals, Inc. Long-Term Incentive Plan as amended and restated on 1 October 2014 and as amended from time to time thereafter and the conditions described below. All capitalized terms have the meaning ascribed to them in the Plan unless otherwise noted. The Performance Shares are “Deferred Stock Units” as described in Section 9 of the Plan.

Payment of Deferred Stock Units. The Performance Shares granted to you will be earned in accordance with the formula indicated on the attached Earn Out Schedule based on Air Products Relative Total Shareholder Return in relation to the Peer Group over the three fiscal year performance period beginning 1 October 2016 and ending 30 September 2019 (the “Performance Period”). Subject to the conditions described below, each earned Performance Share will entitle you to receive, at the end of the Deferral Period, one Share. The Deferral Period will begin on the date of this Award Agreement and will end on 1 December 2019.

Performance Shares earned and not forfeited (including in the event of your termination of employment prior to the end of the Deferral Period) shall be paid in shares of Common Stock or cash as determined by the Committee or its delegate, as soon as administratively practical following the end of the Deferral Period (but in no event later than 60 days thereafter).

Dividends. No cash dividends or other amounts shall be payable with respect to the Performance Shares during the Deferral Period. At the end of the Deferral Period, for each earned Performance Share that has not been forfeited, you will also be entitled to receive a cash payment equal to the dividends which would have been paid with respect to a share of Company Common Stock during the Deferral Period (“Dividend Equivalents”).

Termination of Employment. If your employment by the Company and all of its affiliates is terminated for any reason other than by the Company without Cause (“Involuntary Termination”) prior to 1 December 2017, all of your Performance Shares will be automatically forfeited in their entirety. If your employment by the Company and all its affiliates terminates on or after 1 December 2017, but during the Deferral Period, other than due to death, Disability, Retirement or Involuntary Termination, all of your Performance Shares will be automatically forfeited in their entirety.

If your employment by the Company and all its affiliates is terminated on or after 1 December 2017, but during the Deferral Period, due to death, Disability, or Retirement, you vest in a pro-rata portion of your earned Performance Shares, based on actual financial performance (which portion in each case shall be based on the number of full months you worked during the Performance Period) and your remaining Performance Shares will be forfeited. If your employment is terminated at any time during the Deferral Period due to Involuntary Termination and you execute a general release of claims in favor of the Company within 45 days following your termination and in a form satisfactory to the Administrator (a “Release”), you will vest in a pro-rata portion of your earned Performance Shares, based on actual financial performance (which portion shall be based on the number of full months you worked during the Performance Period) and all of your remaining Performance Shares will be forfeited. If you do not execute a Release, all of your Performance Shares will be automatically forfeited in their entirety. For purposes of this Paragraph, an Involuntary Termination which is also a Retirement shall be treated as an Involuntary Termination.

If your employment by the Company and all its affiliates terminates during the Deferral Period due to death, payment in respect of earned Performance Shares that have not been forfeited and of related Dividend Equivalents shall be made, as soon as practical after the end of the Deferral Period (but in no event later than 60 days thereafter), to your Designated Beneficiary or, if none, your legal representative.

Notwithstanding anything to the contrary above, if your employment by the Company and its affiliates is terminated and such termination constitutes a “Termination of Employment” within the meaning of the Air Products and Chemicals, Inc. Executive Separation Program (the “Program”) and the Administrator of the Program determines you are entitled to the benefits of the Program, your outstanding Awards under this Agreement shall be treated in accordance with the Program.

Recoupment. Notwithstanding anything to the contrary above, any Performance Shares earned or paid and any related Dividend Equivalents paid to you may be recouped by the Company within three years of their payment in the event that: (i) the earning of such Performance Shares is predicated upon the achievement of financial results that are subsequently the subject of a restatement; (ii) the Committee determines in its sole discretion that you engaged in misconduct that caused or partially caused the need for the restatement; and (iii) the Performance Shares would not have been earned or a lesser amount of Performance Shares would have been earned based upon the restated financial results. In the event of any such recoupment, you shall pay to the Company the amount of any gain realized or payment received as a result of any recouped payment, in such manner and on such terms as may be required, and the Company shall be entitled to reduce any amount owed to you by the Company or any Subsidiary by such gain or payment.

Notwithstanding any other provisions of this Award Agreement, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement, the Company may recover from you any amounts or awards which it is required to recover under Section 10D of the Securities Exchange Act of 1934 or any other applicable law or securities exchange listing standard.

Taxes. The Company shall have the right to deduct from all Awards hereunder paid or any payment in respect of an Award, any federal, state, local or foreign taxes required or permitted by law to be withheld. In the case of a payment in respect of Performance Shares made in Common Stock, the Company shall reduce number of the shares of Common Stock to be distributed by an amount with a value equal to the value of such taxes required or permitted to be withheld.

Adjustments. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events as described in Section 13 of the Plan, an equitable adjustment of the number of Performance Shares covered by this Award Agreement shall be made as provided in the Plan.

Addendum

FY2017-2019 Performance Share Earn Out Schedule

1.
Performance Shares Earned. For the avoidance of doubt, capitalized terms that are otherwise not defined in this Addendum will have the same definition as in the Award Agreement. The number of Performance Shares earned will be determined in accordance with the following formula:

(PERFORMANCE SHARES AWARDED) x (PAYOUT FACTOR) =
(PERFORMANCE SHARES EARNED)

2.
Payout Factor. The Payout Factor is based on the Company’s TSR Percentile Rank among the Peer Group for the Performance Period. The Initial Payout Factor is determined in accordance with the following schedule:

Company’s TSR Percentile Rank	Initial Payout Factor
> 75th %ile	200%
> 50th %ile	100%
> 30th %ile	30%
< 30th %ile	0%

The Initial Payout Factor will be interpolated for TSR Percentile Rank between discrete points, from a minimum Initial Payout Factor of 30 percentage points to a maximum Initial Payout Factor of 200 percentage points.

The Initial Payout Factor will be increased by 15 percentage points to determine the Maximum Payout Factor, but in no event will the Maximum Payout Factor exceed 215 percentage points. The Committee, in its discretion, may decrease the Maximum Payout Factor by up to 30 percentage points (15 percentage points from the Initial Payout Factor) to determine the Actual Payout Factor. The Committee, in its discretion, may adjust the amount of any individual’s payout, but it may not exceed the Maximum Payout Factor.

3.	Definitions.

“Beginning Price” means, with respect to the Company’s and any other Peer Group member’s common stock, the average of the closing sale prices of a share of such common stock on the principal exchange on which such stock is traded for the thirty (30) calendar days preceding the first day of the of the Performance Period.

“Ending Price” means, with respect to the Company’s and any other Peer Group member’s common stock, the average of the closing sale prices of a share of such company’s common stock on the principal exchange on which such stock is traded for thirty (30) calendar days ending with the last day of the Performance Period.

The “Peer Group” shall be the following companies:

Celanese Corp.	Ingersoll-Rand, Plc
Danaher Corp.	Illinois Tool Works, Inc.
Dover Corp.	Parker-Hannifin Corp.
DuPont (E.I.) De Nemours & Co.	PPG Industries Inc.
Eastman Chemical Co.	Praxair, Inc.
Eaton Corp.	Rockwell Automation, Inc.
Ecolab Inc.	TE Connectivity, Ltd.
Huntsman Corp.

The Peer Group may be modified by the Committee in the event of the merger, acquisition or bankruptcy of a Peer Group member. The Peer Group may also be modified by the Committee in connection with a corporate transaction of the Company.

“Total Shareholder Return” or “TSR” shall be the percent increase/decrease in value that would be experienced from purchasing a share of the Company’s or a Peer Group member’s common stock at the Beginning Price and holding it for the Performance Period and selling at the Ending Price of such a share, assuming that dividends and other distributions are reinvested in additional shares of such stock at the closing market price on the ex-dividend date. Any non-cash distributions shall be valued at market value that shall be determined by the Committee.

“TSR Rank” means the ranking of the Company’s TSR among the TSRs for the Peer Group members for the Performance Period. TSR Rank is determined by ordering the Peer Group members and the Company from highest to lowest based on TSR for the Performance Period and counting down from the company with the highest TSR (ranked first) to the Company’s position on the list. If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth. In the event of any ambiguity, the determination of the Committee shall be final and binding.

4.	TSR Percentile Rank. The TSR Percentile Rank will be determined as follows:

The nth ranked company out of the N companies (including Air Products) would have the following TSR Percentile Rank

TSR Percentile Rank =

(N-n)
(N-1)

That is, if Air Products ranked 5th out of 16 companies, its TSR Percentile Rank would be 73.3% ((16-5)/(16-1)), which would give an Initial Payout Factor of 193.3%.